EXHIBIT 99.1

Global Aircraft Solutions
First Quarter 2006 Earnings
May 18, 2006

Operator:           Good afternoon, ladies and gentlemen. My name is Vicki, and
I will be your conference facilitator today. At this time, I would like to welcome everyone to the Global Aircraft Solutions' First Quarter 2006 Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you'd like to ask a question during this time, please press star, then the number one on your telephone key pad. If you'd like to withdraw your question, press the pound key. Thank you.

                    It is now my pleasure to turn the floor over to your host, Alan Sheinwald. Sir, you may begin your conference.

Alan Sheinwald:     Thank you, and good afternoon. We'd like to thank everyone for joining us today for Global Aircraft Solutions' 2006 First Quarter Earnings conference call. Our call today will be hosted by Mr. Ian Herman, Chairman and CEO, Mr. Gordon Hamilton, Director of Global Aircraft Solutions, and arriving for the question and answer will be Mr. John Sawyer, our President who's coming back from a business trip. Following management's discussion, there will be a formal Q & A session, open to participants on the call. If anyone participating on the call this afternoon does not have a copy of the Earnings Release, please contact our office at 914-244-0062.

                    Before we get started, I'm going to review the company's safe harbor statement. Statements in the conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and as such, all forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995. Certain statements made in the course of this conference call that state Global's and management's intentions, hopes, goals, beliefs, expectations, suggestions, plans, outlook or predictions of the future, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When using this call, the words anticipate, could, enable, estimates, intend, expect, believe, potential, will, should, project, plan, and similar expressions as they are related to Global or any of its subsidiaries, are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those anticipated by Global at this time. Except to the extent required by applicable securities law, Global Aircraft Solutions Inc. undertakes no obligations to update or publicly revise any of the forward-looking statements that you may hear today. Please refer to our annual reports on Form 10-KSB, our quarterly report on Form 10-QSB, or periodic reports filed on Form 8-K which are filed with the SEC and are available at the SEC's website at www.SEC.com for a full discussion of the risks and other factors that may impact any estimates that you may hear today.

                    Well, gentlemen, congratulations for delivering your best financial quarter ever. I look forward to an even more promising second quarter. At this time, I'd like to turn the call over to Ian Herman, Chairman and CEO.

Ian Herman:         Thank you, Alan, and thank you, everyone, for joining us
this afternoon. The first quarter of 2006 has set the standard for 2006, as each of our three strategic business units came out of the gates with very strong financial results, ending the quarter with momentum which has carried us on into the second quarter of 2006. While 2005 proved to be the best year in Global Aircraft's history, we believe that 2006 will be a much stronger year. The most impressive aspect of our first quarter contribution is that we achieved these record results with no positive financial contribution from our joint venture, Jet Global, who delivered $1.1 million of pre-tax profit to our results in the last quarter of 2005.

                    The real story in the first quarter is the financial strength exhibited by each of our divisions as they continue their trend of developing profitably, and we expect this trend to carry forward. Our ongoing efforts to revamp our internal billing procedures and to control costs in our maintenance division, HAT, are now gaining traction. In fact, HAT's financial performance led the way for our strong showing during the first quarter. Given the backlog we enjoyed in both our aircraft trading and aircraft maintenance segments, and the steady results we're seeing from World Jet, we can already project strong record-setting top and bottom line growth for 2006.

                    On April 25th the company issued a press release and filed an 8-K recording the sale of six 737-200 aircraft by JetGlobal in the first quarter of 2006. However, upon review of the company's first quarter financial results by the company's independent audit firm, it was determined that although the sale agreements for the six aircraft in question were executed in the first quarter of 2006, the announced JetGlobal's sales transactions did not meet all GAAP tests for booking the aircraft sales transactions in the quarter in which the sale agreements were executed. All six of the 737-200 aircraft sales subsequently met all GAAP tests for delivery and booking in the second quarter of 2006. Consequently, Global Aircraft will book over a million dollars in pre-tax profit contribution from JetGlobal in the second quarter of 2006. JetGlobal has now placed 24 of the 26 aircraft that were acquired in September of 2005. Twelve of the aircraft have been sold, and starting April 1st, 2006, we are leasing 12 of the aircraft back to Delta for an indefinite period of time. And I would remind you that our payments are guaranteed by the bankruptcy court and that upon conclusion of the lease, JetGlobal will still retain ownership and be able to sell these 12 aircraft for an additional profit. Presuming that Delta keeps all 12 aircraft throughout the remainder of 2006, this will generate over
4.6 million in operating earnings for JetGlobal, and approximately 1.4 million in profits for Global this year, minus any allocation for operating expenses. Additionally, JetGlobal acquired five more 737-200s for resale during 2005. These aircraft were acquired from very large and significant players in the aircraft leasing industry, at very attractive values. We believe that they will all be sold prior to the end of 2006, at margins higher to us than our traditional 20-30% threshold.

                    I would now like to review our financial results for the first quarter of 2005. Global's operating revenues for the three months ended March 31st, 2006 were $11.5 million, compared to the $8.65 million for the three months ended March 31st, 2005. This is an increase of 33%. Gross profits for the first quarter of 2006 were $4 million, an increase of 74% over the $2.3 million gross profit for the first quarter of 2005.

                    EBITDA for the first quarter of 2006 was $2.13 million, versus $917,000 in the first quarter of 2005. This is an increase of 133%. Gain from operations for the first quarter of 2006 was $2 million, versus $669,000 in the first quarter of 2005, an increase of almost 200%. Pre-tax profit for the quarter was $1.9 million, versus 658,000 in Q1 of 2005. Since the company has used all of our net operating losses, we estimated federal and state tax to be $780,000 for Q1 for 2006, versus only $45 in Q1 of 2005.

                    Net income for the first quarter of 2006 was $1.1 million, or $0.03 per share diluted, versus $658,000, or $0.02 per share diluted, for the comparable quarter in 2005. This represents an increase of 70% in earnings.

                    The company's joint venture, JetGlobal, produced a loss of $46,000 for the first quarter of 2006, being expenses only, and did not exist during Q1 of 2005.

                    Capital expenditures for the quarter were $74,000, versus $38,000 for the comparable quarter in 2005.

                    The company is presently divided into three business segments. Hamilton Aerospace Technologies Inc. (HAT), a wholly owned subsidiary, manages all aircraft maintenance, including our new Tijuana maintenance facility. World Jet, another wholly owned subsidiary, manages substantially all aircraft parts sales. The third business segment is managed directly by Global Aircraft Solutions, and provides the service of matching buyers and sellers for large transport category aircraft. This service is provided without taking the risk of long term inventory or long term debt.

                    Prior to the deduction of $1.2 million in inter company elimination in the first quarter of 2006, HAT contributed $6.6 million in revenue in Q1 of 2006, versus 5.7 million in Q1 of 2005. HAT contributed pre-tax operating profit of $1.2 million this quarter, versus $173,000 in the comparable quarter in 2005. World Jet contributed $3 million in revenue this quarter, versus $2.3 million in the comparable period 2005. Their pre-tax operating profit for this quarter was $263,000, versus $285,000 a year ago, while the parent company, Global Aircraft, contributed $3.2 million in revenue for the first quarter of 2006, versus 1.8 million a year ago. The pre-tax operating profit was $549,000, versus $210,000 a year ago.

                    I'd now like to turn to Global's balance sheet. GACS balance sheet reflected cash of $296,000 versus $368,000 at year end. Additionally, current assets grew to $15.6 million in the quarter, from 14.3 million at December 31st, 2005. Current liabilities decreased to 9.8 million in the quarter, from 11 million at December 31st. Our current ratio improved to 1.6 from 1.3 at year end.

                    Short term notes payable increased by $2.3 million from year end, due to increased working capital requirements, due to our successful growth. We have no long term debt. Stockholders' equity increased to $15.2 million from 14 million at year end.

                    It should be noted that changes in the company's balance sheet for the first quarter of 2006 not only reflected the increased note payable, but a significant reduction in the equity of net assets. This account reflects our activity in our joint venture, JetGlobal. The account was reduced by over $1.1 million in the quarter, as we've already started to receive cash earnings distributions from the venture that was consummated only in the fourth quarter of 2005.

                    Other notable balances included an increase of $725,000 in our accounts receivable, and an increase in contingencies of $779,000, both of which are normal temporary results arising largely from our aircraft trading activities.

                    The sale of 10 aircraft in the last six months has helped to enhance our current ratio and reduce our exposure to financial risk that is taken when we acquire the aircraft. Although our quick ratio was not in line with our bank agreement with M&I Bank, the bank has not officially notified the company concerning this covenant, and given our strong financial performance, we are confident that they will either adjust the ratio or give us the necessary time to achieve compliance. Additionally, we have had several financial institutions approach the company concerning additional and more alternative financing which, as you are all well aware, is critical to the growth of our aircraft trading activities. We believe that the improvements we have made this quarter in our financial performance are the result of changes that were implemented after our third quarter, 2005. We took to heart the concerns that several of our shareholders voiced regarding how we were reporting earnings of HAT, our maintenance division. We want to assure everyone that tremendous progress has been made, and we expect this trend to also continue.

                    Additionally, many investors still question the activities of what we refer to as our aircraft trading activities. Unfortunately, the terminology "trading" in the investment community refers to one-off financial transactions. That is not the essence of our business. Rather, in the aviation industry, aircraft trading is a common term of ours, denoting the entire range of aircraft and aircraft part sales, leasing and instalment purchase transactions. In fact, the most important industry organization associated with this broad range of aircraft financial transactions is called the International Society of Transport Aircraft Traders, of which Global is a member. In our case, Global Aircraft Solutions takes advantage of arbitrage opportunities by utilizing HAT's technical expertise to identify under-valued aviation assets that HAT then delivers to the exact specifications of pre-established buyers brought to the table by our sales staff at Global. These transactions are repetitive and sustainable, in that each and every day that a new aircraft is delivered, that aircraft essentially enters the secondary market and becomes a potential future acquisition or sale for Global Aircraft.

                    We continue to build a very impressive group of business affiliates in this arena, including GE Finance, Lehman Brothers, JPMorgan Chase, MetLife, Cimarron Capital, CSEG Resources, et cetera, not to mention our partner, BC International.

                    Finally, we listened to your concerns relating to increasing our financial expertise and debt, as we continue to grow our sales and expand our operating division. We had three goals at the start of the fourth quarter of 2005: one, to engage a top regional audit firm; two, to recruit a new independent Director with the expertise and credibility to head up the audit committee of the Board of Directors, and three; to hire a top flight CFO for the company. I'm happy to report to you today that all three of these priorities have been met and we feel comfortable that these additions will add tremendous depth to Global and value for our shareholders.

                    In summary, I'd like to congratulate our team for delivering our best quarter ever for our shareholders. Our operations continue to move forward, making daily progress, generating higher earnings. I do want to remind everyone that our business is still in an early stage, and could be subject to variances on a quarterly basis. However, on a yearly basis, the trending should be consistent and obvious to all, as evidenced by the company's first complete annual financial results in 2003, and going forward in 2004 and 2005. Global will continue to execute on our promise to deliver higher earnings in Q2 of 2006, over the current quarter, and our promise to deliver record revenues on earnings for 2006 as a whole. We will keep our focus on delivering a healthy combination of organic growth and related business synergies to expand our business, ultimately contributing to increased earnings per share and hence, increasing shareholder value. We are very proud of the way we've started 2006, and look forward to delivering even better news as the fiscal year progresses. We are extremely upbeat about our current business prospects, and the opportunities that exist for the rest of this year.

                    I'd like to thank everyone for joining the call today. That concludes my formal comments, and at this time, we would like to respond to your questions.

Operator:           At this time, I would like to remind everyone if you'd like to ask a question, press star, then one, on your telephone key pad at this time. We'll pause for just a moment to compile the Q & A roster.

                    There appear to be - I apologize. The first question comes from Daniel Travers, from Brencourt. Please go ahead.

Daniel Travers:     Hi, guys, great quarter.

Ian Herman:         Thank you, Dan.

Daniel Travers:     I was wondering if you could give an update on any of the
other, sort of, known and disclosed fields in terms of where they stand, when they're going to start kicking in, and whatever you can tell us about the, you know, the recognition of any, of the profit of them. Just have AVOLAR in mind, they had a state contract, and also, if you could just elaborate on what fields you may have going at the global level, most of the JV level.

Ian Herman:         Dan, everything, everything is in the public domain. We
don't have any real updates of any consequence. Everything is going smoothly, business is performing well. AVOLAR are coming back on track to meet their objective of getting 12 aircraft on their certificate this year. What was the second field that you were referring to? I didn't quite catch it.

Daniel Travers:     Oh, yeah, aircraft trade at the global level. What should we expect in terms of, kind of, volume there? I mean, is that, would you expect something, I mean, you had something for this quarter, I mean, for the first quarter. Is that, should we expect like a deal a quarter there, or what? Just give me an idea of, sort of, what to be expecting, at the parent level.

Ian Herman:         The, we try to announce, and what we do announce, all the
deals as we do them, Dan. We haven't made any announcements. There are a number of negotiations that are in train as we speak. That will probably lead to sales in the quarter, or possibly spill over into the third quarter. But at this point, we've got no updates to formally offer you that isn't already public.

Daniel Travers:     Okay.  Okay, thanks.

Ian Herman:         Okay.

Operator:           The next question comes from Joe Leonczyk, from Pioneer
Financial. Please go ahead.

Joe Leonczyk:       Good afternoon, gentlemen.

Ian Herman:         Oh, good afternoon.

Joe Leonczyk:       I had the privilege of hearing you at the ARCH conference, and I just wanted to know if you could give me a sense of how that went, and speaking to, you know, future endeavours, trying to get more investors involved, and then if you could just address the stock price issue. I know you don't like going there, but if you could try to give a synopsis of what happened from the last conference to now.

Ian Herman:         You mean in relation to the stock price?

Joe Leonczyk:       Yeah.

Ian Herman:         My understanding is that we have had one institutional
stockholder. We haven't been able to identify who that is at this point, who has been unloading his position. Obviously when that selling ends we would expect the stock price to start to come back. As far as the ARCH conference was concerned, I was told by the organizers that there was more interest from the audience that were there, and more questions, than there was from all of the previous presentations combined. We are planning a road show coming up very shortly on, in New York right now, and I'll be meeting with a number of potential new investors on Monday, tomorrow and on Monday.

Joe Leonczyk:       Great. Well, it is perplexing to me to watch a drop on such great performance, and, you know, watching that TE ratio go down. It looks like a bargain, so ...

Ian Herman:         It's ...

Joe Leonczyk:       Keep up the good ...

Ian Herman:         creating opportunities for other investors.

Joe Leonczyk:       Absolutely.  Keep up the great work, and thank you.

Ian Herman:         Thank you.

Operator:           The next question comes from Scott MacKay, from Hatteras
Investments. Please go ahead.

Scott MacKay:       Hi, gentlemen.  Good quarter.

Ian Herman:         Thank you, Scott.

Scott MacKay:       Just quickly, could you touch upon the finance, aircraft
trading financing issue you mentioned earlier in the call. I missed it. You said there was, you needed to get some release there or something.

Ian Herman:         I'm sorry?

Scott MacKay:       You said you may need to get a covenant release there?

Ian Herman:         Oh, oh, you're talking about M&I Bank.

Scott MacKay:       Right.

Ian Herman:         Yes. We're not in compliance in relation to our quick ratio, in accordance with the financing from M&I. We picked that up at the end of the year. We've improved our ratio since then, but we, we're in discussion with M&I, and we expect them either to change the ratio to make it easier for us, but certainly, they haven't given us any formal notification of default. In any event, we do have other bankers who are interested in either lending us additional funding on a short term, revolving basis, short term line, and indeed, in two cases, they're interested in taking the whole position. So I'm very relaxed about it. I don't think the shareholders need to be concerned.

Scott MacKay:       Okay, thank you.  Secondly, is John there with you?

Ian Herman:         I don't think John has arrived yet.

Scott MacKay:       Okay, just curious from the maintenance division. Hamilton
Aerospace had a nice quarter.

Ian Herman:         Right.

Scott MacKay:       Is that something that, you know, for our purposes, can we expect to see that type of continued performance for the remainder of the year, or do you expect that to grow or stay stable, or how do you think about that?

Ian Herman:         I think we are entering into a period where we expect
Hamilton Aerospace to perform well. We've got a number of contracts in hand that look very good, and as I referred to in my formal comments, we have taken on board shareholders' concerns and those costs and expenses have come more into line with our expectations, and the company's operating much more successfully.

Scott MacKay:       Okay, great.  Keep up the good work.  Thanks.

Ian Herman:         Thank you, Scott.

Operator:           The next question comes from Anthony Marchese, from Monarch
Capital. Please go ahead.

Anthony Marchese:   Yeah, hi, good afternoon, you really, excellent quarter.
Hopefully this continues. I guess earlier you mentioned you were puzzled as to, you know, where the volume of, you know, stock was coming from. I guess shortly before this call, John Sawyer filed a Form 4, indicating he sold a quarter million shares two days ago at $1.25, so, I guess I'm a little, you know, I guess, surprised, is the best word to describe why he would sell stock, you know, the day of the earnings announcement, given the fact that, or shortly thereafter, given the fact that the company would appear to be, you know, heading, you know, in a great direction.

Ian Herman:         Right. I'm going to ask Gordon Hamilton who is one of our
outside Directors on the call, he's also Chairman of the Compensation Committee, to answer. Gordon, are you there?

Gordon Hamilton:    Yeah, I sure am. Yeah, I'm sorry John's flight is running
late, otherwise he'd answer this himself, but basically, while the company is still relatively small and growing, we in the Compensation Committee, have endeavoured to keep the compensation packages for the key individuals as low as possible, particularly the salaries are kept relatively low. Mr. Sawyer is earning less than $200,000, and, which is well below what people comparable in the industry would be earning. So as a result, you know, the stock is a sizeable portion of his compensation package, and he has basically just taken a small percentage of that to, to handle his personal needs. I don't think that, certainly, you know, again, I wish John were here so he could speak for himself, but I can assure you that there's not any evidence of lack of confidence in the company. John and Jack were negotiating a new employment contract with him that will, another five year term, so, which will actually give us more stock and we'll be coordinating with him on this.

Anthony Marchese:   I understand that. Listen, I can certainly appreciate the
fact that, you know, I mean, I encourage companies to use stock as compensation versus cash. I guess just from an appearance standpoint it just looks, unfortunately, it just looks odd that he would sell it right as the earnings came out. Again, you would think that $1.25 or $1.28, if I just do a simple, you know, analysis, and annualize these earnings, you would certainly suspect he could sell it for a lot more, you know, if he had waited two-three weeks, and again, listen, he can sell it when he wants. Again, I just think from an appearance standpoint, it just looks funny, that's all.

Gordon Hamilton:    I understand that. Of course, another problem we have to
deal with is insiders. There's very large black-out periods and fairly small windows of opportunity. Again, as we move forward we, again we are sensitive to wanting to have our management have a strong equity position for the company. I think it's in everybody's best interest, and as we move forward we will be increasing the salaries so there won't be pressure on these guys to have to sell the stock just to handle their day-to-day costs.

Anthony Marchese:   Right.  Okay, thank you.

Ian Herman:         Thank you, Tony.

Operator:           Your next question comes from Anthony Malizia, from CRT
Capital. Please go ahead.

Anthony Malizia:    Hi, gentlemen. My question was actually taken care of.

Ian Herman:         Okay.

Anthony Malizia:    Thank you.

Ian Herman:         Thank you, Tony.

Operator:           Once again, if you'd like to ask a question, please press
star, one on your telephone key pad at this time. The next question comes from Daniel Travers, from Brencourt. Please go ahead.

Daniel Travers:     Hi again.

Ian Herman:         Hi, Dan.

Daniel Travers:     Two questions. One, can you just update us on the AMEX
listing process, and also, for those of us who might not know, if you could tell us, what are the requirements for the listing, and where, if anywhere, is, you know, are you, you know, falling short, or need to do something. And the second question is you mentioned you're in town for a road show. Is this for, in respect to a specific financing, or just, kind of, out talking to shareholders or prospective shareholders.

Ian Herman:         Yeah, let me answer the last question first. No, I make it a policy to go on a road show after each quarter's results come out. I think it's in everyone's interest that we broaden the stockholder base. And, you know, we're not going out looking for money, you know, and financing, in that sense. We're looking simply to get more investors in the stock. You can see what is happening to the stock right now, and I think it, we're pretty unusual as a bulletin board stock but we've got, you know, 12-15 institutions in the stock. They're pretty large holders, and you only need one that, you know, decides the time has come for him to take his profit, and it does undermine the market, and if we were on AMEX at this point, I think that there would be a lot of broadening of the stock holding, as a result of that.

                    Now, as far as your first part of your question is concerned, we do, my understanding is we have qualified in every respect to list on AMEX, with the exception of the stock price. Generally speaking, AMEX requires us to have a stock price of around $2.00 or approaching $2.00 before being listed. But we do qualify as far as profits are concerned, asset tests, all those sorts of things, and it's really in the hands of the market as to, as to when we will get listed.

Daniel Travers:     Okay, thanks.

Ian Herman:         Okay.

Operator:           Once again, I would like to remind everyone that if you'd
like to ask a question, please press star, one, at this time.

                    The next question comes from Scott MacKay, from Hatteras Investments. Please go ahead.

Scott MacKay:       Hi, Ian, just one quick question.

Ian Herman:         Yes, Scott.

Scott MacKay:       In the Q there's 100,000 shares issued for consulting
purposes. Can you tell us a little bit about that?

Ian Herman:         Yeah, we've been doing a lot of work with BCI, and we've
been getting management fees from them. As a result, we've been using an outsider in relation to that.

Scott MacKay:       Okay.  So those are issued to BCI?

Ian Herman:         No, no, it's not to BCI, no.

Scott MacKay:       Oh, okay, just a consultant (inaudible).

Ian Herman:         It's somebody who we're using as an intermediary.

Scott MacKay:       Got you. Okay. And my next comment is just a comment. I
mean, you guys continue to perform like this, the stock will take care of itself.

Ian Herman:         Absolutely.

Scott MacKay:       So, keep your head down and don't worry about it. You know, eventually, obviously, you get the two bucks, you can list, but you guys continue to perform like this, it will be fine. Thanks.

Ian Herman:         Okay, great.  Thanks, Scott.

Operator:           There are no further questions at this time.

Ian Herman:         Okay. Well, thank you very much, ladies and gentlemen. I
just want to thank everyone for joining us today, and we look forward to discussing our second quarter with all of you in August, on our next call. If anyone should have any questions at all, feel free to contact either Alan Sheinwald, Alliance Advisors, or myself. My telephone number, my direct number is on the latest press release. Thank you, and have a good day.

Operator:           This concludes today's Global Aircraft Solutions conference call. You may now disconnect.

Ian Herman:         Thank you.